Exhibit 10.4

SUBSCRIPTION AGREEMENT

This Subscription Agreement ("Agreement") is made on _______________, by and between Mercalot Inc., a Wyoming corporation with its principal place of business at C/ de l'Illa Formentera, 54, Quatre Carreres, 46026 Valencia, Spain ("Company"), and

,

an individual with a principal place of residence at

("Shareholder").

1. Subscription

1.1 Shares: The Shareholder agrees to subscribe for and purchase _______________ shares of the Company's common stock ("Shares") at a price of $0.01 per share, for a total purchase price of _______________ ("Purchase Price").

1.2 Payment: The Purchase Price shall be paid in full upon execution of this Agreement by Bank Transfer.

2. Representations and Warranties

2.1 Company Representations: The Company represents that it is duly incorporated and has the authority to issue the Shares.

2.2 Shareholder Representations: The Shareholder represents that they have the legal capacity to enter into this Agreement and the financial ability to purchase the Shares.

3. Transfer Restrictions

3.1 Restrictions: The Shares shall be subject to any transfer restrictions set forth in the Company's bylaws or applicable securities laws.

4. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

5. Entire Agreement

This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings.

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first above written.

Mercalot Inc.	Shareholder

By:	By:

Name, title:	Name: